Exhibit 99.1

[tousa logo]	Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA Reports Second Quarter
Results and Raises Its 2004 Guidance

FOR IMMEDIATE RELEASE: August 9, 2004

Highlights for the quarter include:

•	Record revenues of $498.3 million
•	Record sales contracts (+51%) and a 87% increase in sales backlog ($1.5 billion)
•	40% increase in active communities
•	3 for 2 stock split
•	Cash dividend of $0.015 per share
•	Raised 2004 earnings guidance to $117 million in net income

HOLLYWOOD, FL, August 9, 2004 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS – News) today reported results for the second quarter of 2004 and raised its 2004 earnings guidance.

Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA said, “Our operating results are consistent with our expectations for the first half of this year. We believe the increase in our community count will lead to higher home deliveries in the second half of the year. Our large sales backlog is a company record, and we believe it will provide strong support for our anticipated revenue growth.”

Revenues for the quarter ended June 30, 2004 were $498.3 million, an increase of 20% compared with $413.7 million in the comparable period of 2003. Net income for the quarter was $24.1 million, a 4% increase over net income of $23.3 million for the same period of the prior year. Mr. Mon said, “We anticipate improving results over the next two quarters, particularly in the last quarter, and are increasing our 2004 earnings guidance. We are confident about the future of our Company.”

As previously announced on July 13, 2004, the Company had record quarterly sales contracts (2,645 homes) and sales backlog (5,303 units), while experiencing a 40% increase in active communities to 253.

During the quarter, the Company completed a 3 for 2 stock split, which increased the outstanding common shares to 44.9 million. The Company also paid a cash dividend of $0.015 per common share.

The Company is raising its earnings guidance for 2004 to $117 million in net income from $112 million. This earnings guidance is based upon consolidated revenues approximating $2.1 billion. The Company anticipates much of this increase will occur in the fourth quarter of the year.

The Company’s Form 10-Q has been filed with the Securities & Exchange Commission simultaneously with this press release.

The Company will host a conference call Tuesday, August 10, 2004 at 11:00 a.m. EDT. Please dial (877)-888-4034 (domestic) or (719)-867-0680 (international) and use the pass code 131702. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration.

Website address: www.tousa.com

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

     This press release may contain forward-looking statements, including the Company’s expectations regarding (i) the strength of the business, (ii) anticipated growth in home deliveries and revenue, and (iii) its ability to deliver improving results in the second half of 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to each of the above statements these factors include events which would impede the ability of the Company to deliver homes within anticipated timeframes and increases in interest rates or other factors that may impact the ability, or willingness, of customers to close on their sales contracts. This press release is qualified in its entirety by cautionary statements and risk factors disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-Q for the quarter ended June 30, 2004 and its Form 10-K year for the year ended December 31, 2003, filed with the Commission on February 10, 2004.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in millions, except shares and par value)

	June 30,	December 31,
	2004	2003

	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$77.3	$73.7
Restricted	25.3	21.2
Inventory
Deposits	93.0	78.7
Homesites and land under development	326.6	443.4
Residences completed and under construction	612.0	404.6
Inventory not owned	207.0	246.2

	1,238.6	1,172.9
Property and equipment, net	26.6	23.7
Other assets	87.1	54.2
Goodwill	106.7	100.1

	1,561.6	1,445.8
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	4.9	3.1
Restricted	69.0	73.4
Mortgage loans held for sale	60.8	75.2
Other assets	9.4	7.5

	144.1	159.2

Total assets	$1,705.7	$1,605.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$120.9	$147.7
Customer deposits	57.2	35.5
Obligations for inventory not owned	203.5	242.8
Notes payable	605.4	480.0
Bank borrowings	9.5	17.9

	996.5	923.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	69.7	74.9
Bank borrowings	53.9	63.2

	123.6	138.1

Total liabilities	1,120.1	1,062.0

Minority interests	4.6	5.4

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 44,850,355 and 44,833,554 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	0.3	0.3
Additional paid-in capital	384.7	379.4
Unearned compensation	(10.7)	(7.3)
Retained earnings	206.7	165.2

Total stockholders’ equity	581.0	537.6

Total liabilities and stockholders’ equity	$1,705.7	$1,605.0

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except shares and par value)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

HOMEBUILDING:
Revenues:
Home sales	$462.5	$409.7	$869.3	$723.5
Land sales	35.8	4.0	53.9	5.4

	498.3	413.7	923.2	728.9
Cost of sales:
Home sales	374.0	328.7	705.6	575.8
Land sales	28.5	2.8	41.2	4.0

	402.5	331.5	746.8	579.8

Gross profit	95.8	82.2	176.4	149.1
Selling, general and administrative expenses	58.7	52.0	114.0	95.4
Variable stock-based compensation expense	0.7	0.4	1.7	0.4
Other (income) expense, net	0.7	(1.0)	(0.5)	(2.0)

Homebuilding pretax income	35.7	30.8	61.2	55.3

FINANCIAL SERVICES:
Revenues	11.2	13.2	21.5	22.7
Expenses	8.7	7.4	15.8	13.6

Financial Services pretax income	2.5	5.8	5.7	9.1

Income before income taxes	38.2	36.6	66.9	64.4
Provision for income taxes	14.1	13.3	24.7	23.5

Net income	$24.1	$23.3	$42.2	$40.9

EARNINGS PER COMMON SHARE:
Basic	$0.54	$0.56	$0.94	$0.98

Diluted	$0.53	$0.55	$0.92	$0.97

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	44,848,182	41,833,554	44,842,462	41,828,373

Diluted	45,756,179	42,079,025	45,643,154	41,951,108

CASH DIVIDENDS PER SHARE	$0.015	—	$0.015	—

EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net income	$24.1	$23.3	$42.2	$40.9
Add: income taxes	14.1	13.3	24.7	23.5
Add: interest in cost of sales	12.8	8.5	23.5	15.4
Add: depreciation and amortization expense	3.1	2.0	6.4	3.6

EBITDA	$54.1	$47.1	$96.8	$83.4

EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because we believe that it is an indication of the profitability of our core operations and reflects the changes in our operating results. We do not use EBITDA as a measure of our liquidity because we do not believe it is a meaningful indication of our cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity. Our non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations.

We compensate for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above (dollars in millions).

Management’s Discussion and Analysis

Selected portions of Management’s Discussion and Analysis contained in the Company’s Form 10-Q for the quarter ended June 30, 2004 follow.

Executive Summary

      We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”) which comprise our operating segments. Through our Homebuilding operations we design, build and market high-quality detached single-family residences, town homes and condominiums in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West

Jacksonville	Baltimore/Southern Pennsylvania	Austin	Central Colorado
Orlando	Nashville	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Northern Virginia	Houston	Phoenix
Southwest Florida		San Antonio

      We build homes for inventory and on a pre-sold basis. At June 30, 2004, we had 3,448 homes completed or under construction, of which approximately 30% were unsold. At June 30, 2004, we had 213 completed unsold homes in our inventory, of which approximately 50% had been completed for more than 90 days.

      Once a sales contract has been signed with a buyer, we classify the transaction as a “new sales order” and include the home in “backlog.” Such sales orders are usually subject to certain contingencies such as the buyer’s ability to qualify for financing. At closing, title passes to the buyer and a home is considered to be “delivered” and is removed from backlog. Revenue and cost of sales are recognized at the delivery of the home, land or lot when title is transferred to the buyer. The principal expenses of our Homebuilding operations are (i) cost of sales and (ii) selling, general and administrative (“SG&A”) expenses. Costs of home sales include land and land development costs, home construction costs, previously capitalized indirect costs, capitalized interest and estimated warranty costs. SG&A expenses for our Homebuilding operations include administrative costs, advertising expenses, on-site marketing expenses, commission costs, and closing costs. Sales commissions are included in selling, general and administrative costs when the related revenue is recognized.

      We were actively selling homes in 253 communities and 181 communities at June 30, 2004 and 2003, respectively. For the three months ended June 30, 2004, total revenues increased 19%, net income increased 4%, net sales orders increased 51% and home deliveries increased 9% as compared to the same period in the prior year. For the six months ended June 30, 2004, total revenues increased 26%, net income increased 3%, net sales orders increased 59% and home deliveries increased 15% as compared to the same period in the prior year. Sales value in backlog at June 30, 2004 as compared to June 30, 2003 increased by 87% to $1.5 billion. Our home cancellation rate was approximately 15% for the quarter ended June 30, 2004.

      We have entered, and expect to continue to enter, into joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that also build and market homes. Through joint ventures, we mitigate and share the risk associated with land ownership and development and extend our capital resources. At June 30, 2004, our investment in these joint ventures was $24.4 million. In addition, we seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At June 30, 2004, we controlled 46,000 homesites of which 75% were controlled through various option arrangements.

      To provide homebuyers a seamless home purchasing experience, we have a complementary financial services business where we provide mortgage financing and closing services and offer title, homeowners’ and other insurance products to our homebuyers and others. Our mortgage financing operation derives most of its revenues from buyers of our homes, although it also offers its services to existing homeowners refinancing their mortgages. Our closing services and our insurance agency operations are used by our homebuyers and a broad range of other clients purchasing or refinancing residential or commercial real estate. Our mortgage financing operations’ revenues consist primarily of origination and premium fee income, interest income, and the gain on the sale of the mortgages. Our title operations’ revenues consist primarily of title insurance and closing services. All of our underwriting risk associated with title and homeowners’ insurance policies is transferred to third-party insurers. The principal expenses of our Financial Services operations are SG&A expenses, which consist primarily of compensation and interest expense on our warehouse line of credit.

Results of Operations — Consolidated

Three Months Ended June 30, 2004 Compared to Three Months Ended June 30, 2003

      Total revenues increased 19% to $509.5 million for the three months ended June 30, 2004, from $426.9 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding revenues of 20% offset by a decrease in Financial Services revenues of 15%.

      Income before income taxes increased by 5% to $38.2 million for the three months ended June 30, 2004, from $36.6 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding pretax income to $35.7 million for the three months ended June 30, 2004, from $30.8 million for the three months ended June 30, 2003. This was partially offset by a decline in Financial Services pretax income to $2.5 million from $5.8 million for the same periods.

      Our effective tax rate was 37.0% and 36.5% for the three months ended June 30, 2004 and 2003, respectively. This increase was due to increases in income in states with higher tax rates which offset savings associated with our recent tax planning initiatives.

      As a result of the above, net income increased to $24.1 million (or $0.53 per diluted share) for the three months ended June 30, 2004 from $23.3 million (or $0.55 per diluted share) for the three months ended June 30, 2003.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

      Total revenues increased 26% to $944.7 million for the six months ended June 30, 2004, from $751.6 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding revenues of 27% offset by a decrease in Financial Services revenues of 5%.

      Income before income taxes increased by 4% to $66.9 million for the six months ended June 30, 2004, from $64.4 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding pretax income to $61.2 million for the six months ended June 30, 2004, from $55.3 million for the six months ended June 30, 2003. This was partially offset by a decline in Financial Services pretax income to $5.7 million from $9.1 million.

      Our effective tax rate was 37.0% and 36.5% for the six months ended June 30, 2004 and 2003, respectively. This increase was due to increases in income in states with higher tax rates which offset savings associated with our recent tax planning initiatives.

      As a result of the above, net income increased to $42.2 million (or $0.92 per diluted share) for the six months ended June 30, 2004, from $40.9 million (or $0.97 per diluted share) for the six months ended June 30, 2003.

Results of Operations

      The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas and the West (dollars in millions, except average price in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,

	2004		2003		2004		2003

	Homes	$	Homes	$	Homes	$	Homes	$

Deliveries:
Florida	556	$147.2	525	$129.1	1,100	$288.7	1,046	$250.7
Mid-Atlantic	115	43.4	170	60.5	235	88.6	307	100.1
Texas	470	120.1	423	109.0	889	221.2	723	186.9
West	541	151.8	421	111.1	975	270.8	697	185.8

Consolidated total	1,682	$462.5	1,539	$409.7	3,199	$869.3	2,773	$723.5
From unconsolidated joint ventures	2	0.6	—	—	2	0.6	—	—

Total	1,684	$463.1	1,539	$409.7	3,201	$869.9	2,773	$723.5

	Three Months Ended June 30,				Six Months Ended June 30,

	2004		2003		2004		2003

	Homes	$	Homes	$	Homes	$	Homes	$

Net Sales Orders(1):
Florida	971	$289.1	665	$165.4	2,056	$589.1	1,307	$311.9
Mid-Atlantic	250	110.3	153	56.2	512	220.9	348	113.9
Texas	453	116.3	510	132.4	988	253.5	928	235.9
West	971	267.2	425	112.4	1,818	454.0	802	211.5

Consolidated total	2,645	$782.9	1,753	$466.4	5,374	$1,517.5	3,385	$873.2
From unconsolidated joint ventures	138	42.7	—	—	230	70.2	—	—

Total	2,783	$825.6	1,753	$466.4	5,604	$1,587.7	3,385	$873.2

(1)	Net of cancellations

	June 30, 2004			June 30, 2003

	Homes	$	Average Price	Homes	$	Average Price

Sales Backlog:
Florida	2,502	$724.2	$290	1,456	$375.4	$258
Mid-Atlantic	501	220.0	$439	285	103.5	$363
Texas	593	155.6	$262	583	152.0	$261
West	1,707	438.0	$257	716	189.8	$265

Consolidated total	5,303	$1,537.8	$290	3,040	$820.7	$270
From unconsolidated joint ventures	228	69.6	$305	—	—	—

Total	5,531	$1,607.4	$291	3,040	$820.7	$270

	Three Months Ended June 30,				Six Months Ended June 30,

	2004		2003		2004		2003

		Sales		Sales		Sales		Sales
	Deliveries	Orders	Deliveries	Orders	Deliveries	Orders	Deliveries	Orders

Average Price:
Florida	$265	$298	$246	$249	$262	$287	$240	$239
Mid-Atlantic	$378	$441	$356	$368	$377	$432	$326	$327
Texas	$256	$257	$258	$260	$249	$257	$259	$254
West	$281	$275	$264	$264	$278	$250	$267	$264
Consolidated total	$275	$296	$266	$266	$272	$282	$261	$258
From unconsolidated joint ventures	$309	$309	—	—	$309	$305	—	—
Total	$275	$297	$266	$266	$272	$283	$261	$258

	Percentage of Total
	Homebuilding Revenues

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2004	2003	2004	2003

Gross Profit	19.2%	19.9%	19.1%	20.5%
SG&A	11.8%	12.6%	12.4%	13.1%
Other (income) expense, net	0.2%	(0.1)%	0.1%	(0.2)%

Homebuilding pretax income	7.2%	7.4%	6.6%	7.6%

Three Months Ended June 30, 2004 Compared to Three Months Ended June 30, 2003

      Homebuilding revenues increased 20% to $498.3 million for the three months ended June 30, 2004, from $413.7 million for the three months ended June 30, 2003. This increase is due primarily to an increase in revenues from home sales to $462.5 million for the three months ended June 30, 2004, from $409.7 million for the comparable period in 2003. Our home sales revenues in the quarter were 37% of our sales backlog at the beginning of the quarter, which is lower than 2003 and the first quarter of 2004. This decline is caused by our rapid increase in communities in the first half of the year and regulatory delays in opening new communities. Revenue from home sales increased 13% due to (1) a 9% increase in home deliveries to 1,682 from 1,539 for the three months ended June 30, 2004 and 2003, respectively and (2) a 3% increase in the average selling price on homes delivered to $275,000 from $266,000 in the same periods. A significant component of this increase was the 37% increase in revenues from home sales in our West region for the three months ended June 30, 2004 as compared to the same period in 2003. This increase was due to the greater number of homes delivered and the higher average selling price of such homes. At the same time, we experienced a 28% decrease in revenues from home sales in our Mid-Atlantic region for the three months ended June 30, 2004 as compared to the same period in 2003. This decrease was primarily due to a reduction in the number of homes delivered due to delays in the opening of new communities, partially offset by an increase in the average selling price of homes delivered. In addition to the increase in revenue from home sales, we generated significant additional revenue from land sales. Revenues from land sales for the three months ended June 30, 2004 were $35.8 million as compared to $4.0 million for the three months ended June 30, 2003. As part of our land inventory management strategy we review our land portfolio. As a result of these reviews we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future, but may fluctuate significantly from period to period.

      Our Homebuilding gross profit increased 16% to $95.8 million for the three months ended June 30, 2004, from $82.2 million for the three months ended June 30, 2003. This increase is primarily due to an increase in revenue from home sales. Our gross margin on home sales decreased to 19.1% for the three months ended June 30, 2004, from 19.8% for the three months ended June 30, 2003. This decrease is primarily due to completion in the prior year of high margin communities and an increase in land costs as we have increased our use of option contracts. Our gross margin was also negatively affected by the cost of higher sales incentives associated with home deliveries in portions of our Texas and Colorado markets for the three months ended June 30, 2004, as compared to the corresponding period in 2003 due to the softness in these markets during the 2003 selling season. For the three months ended June 30, 2004, we generated gross profit on land sales of $7.3 million as compared to $1.2 million for the comparable period in 2003.

      SG&A expenses increased to $58.7 million for the three months ended June 30, 2004, from $52.0 million for the three months ended June 30, 2003. As a percentage of Homebuilding revenues, SG&A expenses decreased to 11.8% for the three months ended June 30, 2004, as compared to 12.6% for the same period in 2003. The 80 basis point improvement in SG&A expenses as a percentage of Homebuilding revenues is primarily attributable to the increase in revenues from land sales and our ability to generate higher revenue levels while leveraging existing fixed SG&A costs. SG&A expenses as a percentage of revenues from home sales for the three months ended June 30, 2004 and 2003 remained stable at 12.7%, while our Homebuilding pretax income as a percentage of home sales revenues increased to 7.7% for the three months ended June 30, 2004 from 7.5% for the three months ended June 30, 2003.

      For the three months ended June 30, 2004 and 2003, we recognized a compensation charge of $0.7 million and $0.4 million, respectively, for variable accounting of certain stock-based awards which include accelerated vesting criteria.

      Our Homebuilding pretax income as a percentage of Homebuilding revenues decreased to 7.2% for the three months ended June 30, 2004, from 7.4% for the three months ended June 30, 2003. This decrease is due to the decline in our gross margin on revenue from home sales offset slightly by the improvement in SG&A as a percentage of Homebuilding revenues.

Net Sales Orders and Backlog

      For the three months ended June 30, 2004, net sales orders increased by 51% and the value of net sales orders increased by 68% as compared to the same period in the prior year. The increase is due to strong housing demand in the majority of our markets and the increased number of communities in which we are marketing. We continue to experience weakness in our Texas region as evidenced by an 11% decline in net sales orders for the three months ended June 30, 2004, as compared to the same period in the prior year. The average sales price on net sales orders increased by 11% to $296,000 for the three months ended June 30, 2004, as compared to $266,000 for the three months ended June 30, 2003.

      We had 5,303 homes in backlog (representing $1.5 billion in revenues), as compared to 3,040 homes (representing $820.7 million in revenues) as of June 30, 2004 and 2003, respectively. This increase in revenue in backlog of 87% is primarily attributable to the increased sales activity in many of our existing markets. Our average selling price of homes in backlog has increased to $290,000 from $270,000 as a result of the strong housing demand in certain of our markets allowing us to increase prices in those markets, along with a change in the product mix of our homes in backlog.

Financial Services

      Financial Services revenues decreased to $11.2 million for the three months ended June 30, 2004, from $13.2 million for the three months ended June 30, 2003. This 15% decrease is due primarily to a decrease in the number of closings at both our mortgage and title operations and reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest margin. For the three months ended June 30, 2004, our mix of mortgage originations was 35% adjustable rate mortgages (of which approximately half were interest only) and 65% fixed rate mortgages which is a shift from the comparable period in the prior year of 17% adjustable rate mortgages and 83% fixed rate mortgages. The average FICO score of our homebuyers during the three months ended June 30, 2004 was 732 and the average loan to value ratio was 76%. For the three months ended June 30, 2004, approximately

12% of our homebuyers paid in cash. Our mortgage operations capture ratio for non-cash homebuyers remained steady at 58% for both the three months ended June 30, 2004 and 2003. The number of closings at our mortgage operations decreased to 1,141 for the three months ended June 30, 2004, from 1,244 for the three months ended June 30, 2003, primarily due to an increase in the number of homebuyers paying in cash. Our title operations capture ratio increased to 98% for the three months ended June 30, 2004, from 80% for the comparable period in 2003. However, the number of closings at our title operations decreased to 5,339 for the three months ended June 30, 2004 from 5,583 for the same period in 2003 primarily due to a decrease in refinancing transactions. Non-affiliated customers account for approximately 79% of our title company revenues.

      Financial Services expenses increased to $8.7 million for the three months ended June 30, 2004, from $7.4 million for the three months ended June 30, 2003. This 17% increase is partially a result of expenses incurred in connection with the relocation of our mortgage company headquarters to Tampa, Florida. Costs incurred with the move and employee separation aggregated $0.9 million, all of which were paid during the three months ended June 30, 2004, thereby reducing the profitability of our overall Financial Services operations.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

      Homebuilding revenues increased 27% to $923.2 million for the six months ended June 30, 2004, from $728.9 million for the six months ended June 30, 2003. This increase is due primarily to an increase in revenues from home sales to $869.3 million for the six months ended June 30, 2004, from $723.5 million for the comparable period in 2003. The 20% increase in revenue from home sales was due to (1) a 15% increase in home deliveries to 3,199 from 2,773 for the six months ended June 30, 2004 and 2003, respectively, and (2) a 4% increase in the average selling price on delivered homes to $272,000 from $261,000 in the same period. A significant component of this increase was the 46% increase in revenues from home sales in our West region for the six months ended June 30, 2004 as compared to the same period in 2003. This increase was due to the greater number of homes delivered and the higher average selling price of such homes. At the same time, we experienced a 12% decrease in revenues from home sales in our Mid-Atlantic region for the six months ended June 30, 2004, as compared to the same period in 2003. This decrease in home sales was primarily due to a reduction in the number of homes delivered due to delays in the opening of new communities, offset by an increase in the average selling price of homes delivered. In addition to the increase in revenue from home sales, we generated significant additional revenue from land sales which increased to $53.9 million for the six months ended June 30, 2004, as compared to $5.4 million for the six months ended June 30, 2003. As discussed above, our land sales were a result of our review of our land portfolio. As a result of these reviews we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community.

      Our Homebuilding gross profit increased 18% to $176.4 million for the six months ended June 30, 2004, from $149.1 million for the six months ended June 30, 2003. This increase is primarily due to an increase in revenue from home sales. Our gross margin on home sales decreased to 18.8% for the six months ended June 30, 2004, from 20.4% for the six months ended June 30, 2003. This decrease is primarily due to the completion in the prior year of high margin communities and an increase in land costs as we have increased our use of option contracts. Our gross margin was also negatively affected by the cost of higher sales incentives associated with home deliveries in portions of our Texas and Colorado markets for the six months ended June 30, 2004, as compared to the corresponding period in 2003 due to the softness in these markets during the 2003 selling season. For the six months ended June 30, 2004, we generated gross profit on land sales of $12.7 million as compared to $1.4 million for the comparable period in 2003.

      SG&A expenses increased to $114.0 million for the six months ended June 30, 2004, from $95.4 million for the six months ended June 30, 2003. As a percentage of Homebuilding revenues, SG&A expenses decreased to 12.4% for the six months ended June 30, 2004, as compared to 13.1% for the same period in 2003. The 70 basis point improvement in SG&A expenses as a percentage of Homebuilding revenues is primarily attributable to the increase in revenues from land sales and our ability to generate higher revenue levels while leveraging existing fixed SG&A costs. SG&A expenses as a percentage of revenues from home sales for the six months ended June 30, 2004 decreased slightly to 13.1%, as compared to 13.2% for the same period in the prior year, while our Homebuilding pretax income as a percentage of home sales revenues declined from 7.6% for the six months ended June 30, 2003 to 7.0% for the six months ended June 30, 2004.

      For the six months ended June 30, 2004 and 2003, we recognized a compensation charge of $1.7 million and $0.4 million, respectively, for variable accounting of certain stock-based awards which include accelerated vesting criteria.

      Our Homebuilding pretax income as a percentage of Homebuilding revenues decreased to 6.6% for the six months ended June 30, 2004, from 7.6% for the six months ended June 30, 2003. This decrease is due to the decline in our gross margin on revenue from home sales partially offset by the improvement in SG&A as a percentage of Homebuilding revenues.

Net Sales Orders

      For the six months ended June 30, 2004, net sales orders increased by 59% and the value of net sales orders increased by 74%, as compared to the same period in the prior year. The increase is due to strong housing demand in the majority of our markets and an increase in the number of communities in which we are marketing. The average sales price on net sales orders increased by 9% to $282,000 for the six months ended June 30, 2004, as compared to $258,000 for the six months ended June 30, 2003.

Financial Services

      Financial Services revenues decreased to $21.5 million for the six months ended June 30, 2004, from $22.7 million for the six months ended June 30, 2003. This 5% decrease is due primarily to a decrease in the number of closings at our title operations and reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest margin. For the six months ended June 30, 2004, our mix of mortgage originations was 33% adjustable rate mortgages (of which approximately half were interest only) and 67% fixed rate mortgages which is a shift from the comparable period in the prior year of 13% adjustable rate mortgages and 87% fixed rate mortgages. The average FICO score of our homebuyers during the six months ended June 30, 2004 was 729 and the average loan to value ratio was 74%. During the six months ended June 30, 2004, approximately 13% of our homebuyers paid in cash. Our mortgage operations capture ratio for non-cash homebuyers increased to 61% for the six months ended June 30, 2004, from 56% for the comparable period in 2003. This contributed to an increase in the number of closings at our mortgage operations to 2,190 from 2,124 for the same periods. Our title operations capture ratio increased to 95% for the six months ended June 30, 2004, from 80% for the comparable period in 2003. However, the number of closings at our title operations decreased to 9,712 for the six months ended June 30, 2004, from 10,265 for the same period in 2003 primarily due to a decrease in refinancing transactions.

      Financial Services expenses increased to $15.8 million for the six months ended June 30, 2004, from $13.6 million for the six months ended June 30, 2003. This 16% increase is a result of higher staff levels and $0.9 million in moving costs and employee separation expenses incurred in connection with the relocation of our mortgage company headquarters to Tampa, Florida.